Golub Capital BDC, Inc. Increases Size of Term Debt Securitization

Chicago, IL — February 19, 2013—Golub Capital BDC, Inc., a business development company (NASDAQ: GBDC), today announced that it has increased the size of its term debt securitization by $50 million.

The term debt securitization was amended and restated to (i) issue an additional $50 million of notes (increasing the Class A Notes by $29,000,000, increasing the Class B Notes by $2,000,000 and increasing the Subordinated Notes by $19,000,000), (ii) extend the reinvestment period by two years to July 20, 2015, (iii) extend the stated maturity date of the notes by two years to July 20, 2023 and (iv) re-price the Class A Notes to bear interest at the London Interbank Offered Rate, or LIBOR, plus 1.74%. The Class A Notes previously bore interest at LIBOR plus 2.40%. The additional Class A Notes were sold through a private placement and the additional Class B Notes and additional Subordinated Notes were retained by Golub Capital BDC 2010-1 Holdings LLC, a direct subsidiary of the Company.

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. principally invests in senior secured, one stop, subordinated and second lien loans of middle-market companies that are, in most cases, sponsored by private equity investors. Golub Capital BDC, Inc.’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

With over $7 billion of capital under management, Golub Capital is a leading provider of financing solutions for the middle market, including one stop financings (through the firm's proprietary GOLD and MEGA GOLD facilities), senior, second lien, and subordinated debt, preferred stock and co-investment equity. The firm underwrites and syndicates senior credit facilities up to $250 million. Golub Capital's hold sizes range up to $200 million per transaction.

Golub Capital has been a Top 3 Traditional Middle Market Bookrunner each year from 2008 through 2012 for senior secured loans of up to $100 million for leveraged buyouts (according to Thomson Reuters LPC and internal data; based on number of deals). In 2012, Golub Capital was awarded the ACG New York Champion's Award for "Senior Lender Firm of the Year." and “Lender Firm of the Year” by the M&A Advisor. Golub Capital is a national firm with principal offices in Chicago and New York. For more information, please visit the firm's website at www.golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune

312-284-0111

rteune@golubcapital.com